Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Brent Anderson, VP Investor Relations (972) 580-6360 (office) Brent.Anderson@meritagehomes.com

Meritage Homes Reports Strong Earnings Growth in the Second Quarter of 2012

Diluted EPS of $0.24 Driven by Higher Home Closings, Revenue, Gross Margins and Operating Leverage

SCOTTSDALE, Ariz., July 26, 2012 (GLOBE NEWSWIRE) – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced second quarter results for the period ended June 30, 2012.

Summary Operating Results (unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	%Chg	2012	2011	%Chg
Homes closed (units)	1,042	856	22%	1,801	1,534	17%
Home closing revenue	$281,340	$220,131	28%	$485,362	$397,620	22%
Home orders (units)	1,353	910	49%	2,497	1,750	43%
Home order value	$385,829	$236,014	63%	$694,158	$456,626	52%
Ending backlog (units)				1,611	994	62%
Ending backlog value				$457,650	$260,822	75%
Net income/(loss)	$8,005	$562	1,324%	$3,251	$(6,097)	n/m
Diluted EPS	$0.24	$0.02	1,100%	$0.10	$(0.19)	n/m
Adjusted income/(loss) before income taxes*	$9,477	$1,337	609%	$5,196	$(4,443)	n/m

*	See non-GAAP reconciliations of net income/(loss) to adjusted pre-tax income/(loss) on “Operating Results” statement.

SECOND QUARTER 2012 SELECTED HIGHLIGHTS:

•

Net income of $8.0M, which includes a $5.8M loss on early extinguishment of debt in May 2012, $0.9M of impairments and a tax benefit of $5.2M, primarily from reversal of a portion of a valuation allowance recorded against a deferred state tax asset in Florida

•	Highest home orders and total order value since the second quarter of 2008

•	Absorptions increased to 9.0 orders per community for the quarter, up from 6.4 per community in 2011

•	Home closing gross margin of 18.5% in 2012 compared to 18.0% in 2011

•

G&A expense as a percentage of revenue improved by 90 basis points, commissions and other sales costs improved by 40 basis points, and interest expense improved by 120 basis points over the prior year’s second quarter

•	Ended with 17,586 total lots under control and total cash and securities of $205M at June 30, 2012, after adding 2,133 new lots during the quarter

MANAGEMENT COMMENTS

“The housing market continued to improve during the second quarter of 2012, and June represented our eighth straight month of year-over-year increases in order volume, capping off our highest quarter for orders in four years,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “We improved over last year on our key operating metrics this quarter, increasing closings, average sales prices, revenue, orders, backlog, gross margin and net earnings. Our employees did a fantastic job of capitalizing on improving market conditions, and our strong backlog supports our belief that we will close over 4,000 homes this year.

“We also took steps to further strengthen our balance sheet and position Meritage for additional growth,” continued Mr. Hilton. “We refinanced approximately $300 million of long-term debt in April to push out our earliest maturity to 2017, and successfully completed a well-received follow-on stock offering earlier this month. The stock offering provided $87 million of cash that we plan to use for growth, including the purchase of land and opening of more communities as the market recovers. Investors demonstrated confidence in our strategy, including our expansion into more Southeast markets like Raleigh, Charlotte and Tampa.”

NET EARNINGS

Meritage reported net income of $8.0 million or $0.24 per diluted share for the second quarter of 2012, compared to $562,000 or $0.02 per diluted share for the second quarter of 2011. The 2012 results included a $5.8 million loss on early extinguishment of debt and $863,000 of impairments, compared to $590,000 of impairments in the second quarter of 2011. Net income also included a $5.2 million tax benefit primarily due to the reversal of most of a valuation allowance previously recorded against the company’s deferred state tax asset in Florida. Excluding those items, adjusted pre-tax income for the second quarter was $9.5 million in 2012 compared to $1.3 million in 2011. Adjusted pre-tax margin increased by 280 basis points to 3.4% from 0.6% in the second quarters of 2012 and 2011, respectively.

Home closing gross margin rose to 18.5% in the second quarter of 2012, from 18.0% in the prior year and 17.2% in the first quarter of 2012. Margins increased due to sales price increases and construction overhead leverage, partially offset by increases in various cost components.

Home closing revenue was 28% higher than the prior year, combining a 22% increase in closings with a 5% increase in average closing prices. California and Florida led with 80% and 81% growth in closing revenue over 2011, followed by Arizona and Colorado, with 57% and 44% growth, respectively. Higher average closing prices reflected the combination of price increases in many communities due to improved demand and a mix shift toward higher-priced homes.

Higher closing revenue resulted in greater leverage of fixed costs. Commissions and selling expenses decreased by 40 basis points year over year, to 8.2% of home closing revenue in the second quarter of 2012 from 8.6% of home closing revenue in prior year. General and administrative expenses decreased by 90 basis points year over year, to 5.9% from 6.8% of total revenue. Interest expense decreased by $1.2 million or 120 basis points from the prior year, as a greater portion of interest incurred was capitalized to assets under development.

HOME ORDERS

Demand continued to be strong during the second quarter of 2012. Net order value increased 63% over the prior year, due to 49% growth in orders and a 10% increase in average prices in the second quarter of 2012 compared to 2011. Net orders also increased by 18% sequentially to 1,353 in the second quarter of 2012 from 1,144 in the first quarter, resulting in the highest level of quarterly orders for Meritage since the second quarter of 2008.

As demand accelerated in 2012, Meritage’s average orders per community improved 41% to 9.0 in the second quarter of 2012, from 6.4 in the prior year and 7.5 in the first quarter this year. Cancellations also fell to 13% of gross orders in the second quarter of 2012 from 15% in both the second quarter of 2011 and the first quarter of 2012.

California showed the strongest demand, with nearly three times the number of orders in the second quarter of 2012 as compared to 2011, and a 28% increase in actively selling communities. Average sales prices increased 11% year over year in California, resulting in a 229% increase in total order value over the prior year.

Arizona achieved a 61% increase in orders despite slightly fewer communities open in 2012.

Net orders in Florida grew 47% while Colorado grew 24% year over year, and Meritage recorded its first orders in Tampa during the second quarter of 2012.

In its third quarter since opening its first communities for sale, Meritage’s new North Carolina operations turned in 40 orders from five active communities in the second quarter of 2012.

Meritage opened a total of 19 new communities during the second quarter while selling out of 18 communities, ending the quarter with 151 actively selling communities at June 30, 2012, up from 150 at the start of the quarter and 145 at June 30, 2011.

YEAR TO DATE RESULTS

With second quarter net income more than offsetting 2012’s first quarter loss, Meritage reported year-to-date net income of $3.3 million or $0.10 per diluted share, a significant improvement over the first half of 2011’s net loss of $6.1 million or $0.19 per diluted share. Year-to-date net income also included a $5.0 million tax benefit. Excluding the $5.8 million loss on early extinguishment of debt in 2012, about $1.2 million of impairments in both years, and before the partial reversal of a valuation allowance previously recorded against Florida’s deferred state tax asset, Meritage produced adjusted pretax income of $5.2 million for the first six months of 2012, compared to an adjusted pretax loss of $4.4 million for the same period in 2011.

Home closings and closing revenue for the first half of 2012 increased 17% and 22% respectively, compared to the first six months of 2011, including a 4% increase in average closing prices. Year-to-date home closing gross margins improved by 30 basis points to 17.9% in 2012 compared to 17.6% in 2011.

Year-to-date net orders increased 43% in 2012 over 2011, and combined with a 7% increase in average sales prices to increase total order value by 52% year over year.

Total orders in backlog increased sequentially by 24% during the second quarter to 1,611 homes with a total value of $458 million at June 30, 2012, which represented a 62% year over year increase in orders and a 75% increase in total order value over the second quarter of 2011. With this large backlog entering into the second half of 2012, management expects to show continued revenue and earnings growth in 2012, and to be profitable for the full year.

BALANCE SHEET

Meritage ended the quarter with $205 million in cash and cash equivalents, restricted cash and securities, after putting 2,133 new lots under control during the second quarter. The company controlled a total of 17,586 lots as of June 30, 2012, net of 1,476 lots put into production for homes started during the quarter. Based on trailing twelve months closings of 3,535 homes, this is equivalent to a 5.0 year supply of lots.

Net debt to total capital ratio rose to 44.1% at June 30, 2012 from 31.5% at June 30, 2011. Subsequent to the end of the second quarter, the company issued 2,645,000 shares through a follow-on stock offering in July. Net proceeds from the offering were $87.1 million, increasing the company’s liquidity. Pro forma net debt to capital would have been 34.3% as of June 30, 2012 including this additional cash and equity.

The company closed on an unsecured revolving credit facility earlier this week with commitments from four banks for a total of $125 million that can be used to provide short-term working capital as order volumes grow.

CONFERENCE CALL

Management will host a conference call to discuss these results on Thursday, July 26, 2012 at 10:30 a.m. Eastern Time (7:30 a.m. Pacific Time.) The call will be webcast by Business-to-Investor, Inc. (B2i), with an accompanying slideshow on the “Investor Relations” page of the Company’s web site at http://investors.meritagehomes.com. For telephone participants, the dial-in number is 877-317-6789 and the conference number is 10015970. Participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available for fifteen days, beginning at 12:00 p.m. ET on July 26, 2012 on the website noted above, or by dialing 877-344-7529, and referencing conference number 10015970. For more information, visit meritagehomes.com.

Meritage Homes Corporation and Subsidiaries

Operating Results

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Operating results
Home closing revenue	$281,340	$220,131	$485,362	$397,620
Land closing revenue	755	—	1,083	100

Total closing revenue	282,095	220,131	486,445	397,720
Home closing gross profit	51,946	39,587	87,059	69,967
Land closing gross (loss)/profit	(380)	—	(257)	9

Total closing gross profit	51,566	39,587	86,802	69,976
Commissions and other sales costs	(23,118)	(18,853)	(42,095)	(34,168)
General and administrative expenses	(16,516)	(14,990)	(31,237)	(30,116)
Interest expense	(6,338)	(7,496)	(13,709)	(15,519)
Loss on extinguishment of debt	(5,772)	—	(5,772)	—
Other income, net	3,020	2,499	4,279	4,130

Income/(loss) before income taxes	2,842	747	(1,732)	(5,697)
Benefit from/(provision for) income taxes	5,163	(185)	4,983	(400)

Net income/(loss)	$8,005	$562	$3,251	$(6,097)

Income/(loss) per share
Basic:
Income/(loss) per share	$0.24	$0.02	$0.10	$(0.19)
Weighted average shares outstanding	32,755	32,395	32,694	32,328
Diluted:
Income/(loss) per share	$0.24	$0.02	$0.10	$(0.19)
Weighted average shares outstanding	33,104	32,638	33,086	32,328

Non-GAAP Reconciliations:
Home closing gross profit	$51,946	$39,587	$87,059	$69,967
Add: Real estate-related impairments	194	590	487	1,254

Adjusted home closing gross profit	$52,140	$40,177	$87,546	$71,221

Income/(loss) before income taxes	$2,842	$747	$(1,732)	$(5,697)
Add Real estate-related impairments:
Terminated lot options and land sales	669	2	752	2
Impaired Projects	194	588	404	1,252
Loss on early extinguishment of debt	5,772	—	5,772	—

Adjusted income/(loss) before income taxes	$9,477	$1,337	$5,196	$(4,443)

Meritage Homes Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	June 30, 2012	December 31, 2011
Assets:
Cash and cash equivalents	$81,826	$173,612
Investments and securities	103,753	147,429
Restricted cash	19,108	12,146
Other receivables	15,778	14,932
Real estate (1)	955,233	815,425
Investments in unconsolidated entities	12,180	11,088
Deposits on real estate under option or contract	14,759	15,208
Other assets	41,201	31,538

Total assets	$1,243,838	$1,221,378

Liabilities and Equity:
Accounts payable, accrued liabilities, home sale deposits and other liabilities	$151,126	$126,057
Senior notes	496,229	480,534
Senior subordinated notes	99,825	125,875

Total liabilities	747,180	732,466
Total stockholders’ equity	496,658	488,912

Total liabilities and equity	$1,243,838	$1,221,378

(1) Real estate – Allocated costs:
Homes under contract under construction	$188,006	$101,445
Unsold homes, completed and under construction	95,027	97,246
Model homes	52,655	49,892
Finished home sites and home sites under development	494,782	441,242
Land held for development	54,472	55,143
Land held for sale	29,733	29,908
Communities in mothball status	40,558	40,549

Total allocated costs	$955,233	$815,425

Supplemental Information and Non-GAAP Financial Disclosures (In thousands – unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Interest amortized to cost of sales and interest expense	$9,390	$9,952	$19,139	$20,171
Depreciation and amortization	1,921	1,817	3,614	3,573

	Pro forma (2) June 30, 2012	June 30, 2012	December 31, 2011	June 30, 2011
Notes payable and other borrowings	$596,054	$596,054	$606,409	$606,095
Less: cash and cash equivalents, restricted cash, and investments and securities	(291,755)	(204,687)	(333,187)	(377,053)

Net debt	304,299	391,367	2 273,222	229,042
Stockholders’ equity	583,726	496,658	488,912	498,797

Total capital	$888,025	$888,025	$762,134	$727,839

Net debt-to-capital	34.3%	44.1%	35.8%	31.5%

(2)	Proforma June 30, 2012 includes $87.1M net cash proceeds from the issuance of stock in a follow-on offering completed in July 2012.

Meritage Homes Corporation and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating results

Net income/(loss)	$8,005	$562	$3,251	$(6,097)
Loss on early extinguishment of debt	5,772	—	5,772	—
Real-estate related impairments	863	590	1,156	1,254
Deferred tax valuation benefit	(7,705)	—	(7,705)	—
Equity in earnings from JVs and distributions of JV earnings—net	(485)	240	(656)	520
Increase in real estate and deposits, net	(87,615)	(20,432)	(140,238)	(39,693)
Other operating activities	31,620	10,868	33,513	11,281

Net cash used in operating activities	(49,545)	(8,172)	(104,907)	(32,735)

Net cash provided by investing activities	61,015	71,952	32,313	94,552

Proceeds from issuance of new debt	300,000	—	300,000	—
Debt issuance costs	(5,334)	—	(5,334)	—
Repayments of senior notes	(315,080)	—	(315,080)	—
Proceeds from issuance of common stock, net	167	280	1,222	1,798

Net cash (used in)/ provided by financing activities	(20,247)	280	(19,192)	1,798

Net (decrease)/increase in cash	(8,777)	64,060	(91,786)	63,615
Beginning cash and cash equivalents	90,603	103,508	173,612	103,953

Ending cash and cash equivalents (3)	$81,826	$167,568	$81,826	$167,568

(3)	Ending cash and cash equivalents as of June 30, 2012 and June 30, 2011 excludes investments and securities and restricted cash totaling $122.9 million and $209.5 million, respectively.

Meritage Homes Corporation and Subsidiaries

Operating Data

(Dollars in thousands)

(unaudited)

	For the Three Months Ended June 30,
	2012		2011
	Homes	Value	Homes	Value
Homes Closed:
California	148	$50,521	83	$28,051
Nevada	11	2,093	15	3,159

West Region	159	52,614	98	31,210

Arizona	208	54,772	154	34,949
Texas	439	101,744	475	115,605
Colorado	80	26,877	58	18,628

Central Region	727	183,393	687	169,182

North Carolina	26	9,507	—	—
Florida	130	35,826	71	19,739

East Region	156	45,333	71	19,739

Total	1,042	$281,340	856	$220,131

Homes Ordered:
California	279	$100,432	94	$30,564
Nevada	31	5,615	22	4,868

West Region	310	106,047	116	35,432

Arizona	260	70,331	161	41,566
Texas	482	117,028	445	104,447
Colorado	87	28,774	70	22,448

Central Region	829	216,133	676	168,461

North Carolina	40	14,053	—	—
Florida	174	49,596	118	32,121

East Region	214	63,649	118	32,121

Total	1,353	$385,829	910	$236,014

Meritage Homes Corporation and Subsidiaries

Operating Data

(Dollars in thousands)

(unaudited)

	For the Six Months Ended June 30,
	2012		2011
	Homes	Value	Homes	Value
Homes Closed:
California	245	$83,827	145	$49,222
Nevada	17	3,289	30	6,138

West Region	262	87,116	175	55,360

Arizona	350	93,671	281	66,916
Texas	756	173,395	829	200,415
Colorado	144	48,177	107	34,257

Central Region	1,250	315,243	1,217	301,588

North Carolina	44	16,054	—	—
Florida	245	66,949	142	40,672

East Region	289	83,003	142	40,672

Total	1,801	$485,362	1,534	$397,620

Homes Ordered:
California	466	$163,079	172	$57,713
Nevada	39	7,071	41	8,890

West Region	505	170,150	213	66,603

Arizona	509	129,943	310	75,908
Texas	945	225,891	891	214,128
Colorado	178	59,087	141	44,630

Central Region	1,632	414,921	1,342	334,666

North Carolina	73	26,132	—	—
Florida	287	82,955	195	55,357

East Region	360	109,087	195	55,357

Total	2,497	$694,158	1,750	$456,626

Order Backlog:
California	303	$106,900	72	$23,786
Nevada	27	4,858	23	5,121

West Region	330	111,758	95	28,907

Arizona	317	81,504	154	40,972
Texas	585	145,990	525	125,320
Colorado	104	34,403	86	27,337

Central Region	1,006	261,897	765	193,629

North Carolina	53	18,694	—	—
Florida	222	65,301	134	38,286

East Region	275	83,995	134	38,286

Total	1,611	$457,650	994	$260,822

Meritage Homes Corporation and Subsidiaries

Operating Data

(unaudited)

	Three Months Ended
	June 30, 2012		June 30, 2011
	Beg.	End	Beg.	End
Active Communities:
California	21	20	14	18
Nevada	2	2	4	3

West Region	23	22	18	21

Arizona	32	32	32	35
Texas	67	68	73	68
Colorado	8	8	9	8

Central Region	107	108	114	111

North Carolina	4	5	—	—
Florida	16	16	9	13

East Region	20	21	9	13

Total	150	151	141	145

	Six Months Ended
	June 30, 2012		June 30, 2011
	Beg.	End	Beg.	End
Active Communities:
California	20	20	14	18
Nevada	2	2	4	3

West Region	22	22	18	21

Arizona	37	32	32	35
Texas	67	68	82	68
Colorado	10	8	9	8

Central Region	114	108	123	111

North Carolina	3	5	—	—
Florida	18	16	10	13

East Region	21	21	10	13

Total	157	151	151	145

About Meritage Homes Corporation

Meritage Homes is the ninth-largest public homebuilder in the United States based on homes closed in 2011. Meritage builds a variety of homes across the Southern and Western states to appeal to a wide range of buyers, including first-time, move-up, luxury and active adults. As of June 30, 2012, the company had 151 actively selling communities in 15 metropolitan areas, including Northern California, East Bay/Central Valley and Southern California, Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, Denver, Orlando, Tampa and Raleigh-Durham. In 2012, Meritage also announced its entry into the Charlotte market.

Meritage is an industry leader in innovation and energy efficiency. Meritage was the first national homebuilder to be 100 percent ENERGY STAR® qualified in every home it builds, and far exceeds ENERGY STAR standards in most of its communities. Meritage has designed and built more than 75,000 homes in its 27-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience.

For more information, visit meritagehomes.com.

The Meritage Homes Corporation logo is available at

http://www.globenewswire.com/newsroom/prs/?pkgid=2624

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include those regarding the Company’s expected 2012 closings, revenue and earnings growth, its profitability in 2012, future growth opportunities and the potential uses of proceeds from the offering of its common stock, all of which are subject to significant risks and uncertainties. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company’s stock and note prices may fluctuate dramatically. The risks and uncertainties include but are not limited to the following: weakness in the homebuilding market resulting from economic conditions; interest rates and changes in the availability and pricing of residential mortgages; adverse changes in tax laws that benefit our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates and home prices in our markets; availability of materials and labor and resulting inflation in the cost to construct homes; the adverse effect of slower order absorption rates; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; the availability of finished lots and undeveloped land; our potential exposure to natural disasters; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; competition; the success of our strategies in the current homebuilding market and economic environment; the adverse impacts of cancellations resulting from small deposits relating to our sales contracts; construction defect and home warranty claims; our success in prevailing on contested tax positions; the impact of deferred tax valuation allowances and our ability to preserve our operating loss carryforwards; our ability to obtain performance bonds in connection with our development work; the loss of key personnel; our failure to comply with laws and regulations; our lack of geographic diversification; fluctuations in quarterly operating results; the Company’s financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for the Company’s senior and senior subordinated notes and our ability to raise additional capital when and if needed; our credit ratings; successful integration of future acquisitions; government regulations and legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; acts of war; the replication of our “Green” technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2011 and most recent 10-Q under the caption “Risk Factors,” which can be found on our website.

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